Exhibit 99.2


                                                                  RITE AID
                                                            Res. #10832856
                                               Moderator:  Kate O'Sullivan
                                                   11/17/98   8:00 a.m. MT


                                  RITE AID

                             NOVEMBER 17, 1998
                               8:00 A.M. MST

 Operator:        Good morning, everyone, and welcome to the Rite AID/PCS
                  analysts teleconference. This call is intended for investors and analysts only. If there are any members of the press on this call, we ask that you please disconnect now.

                  With us today is Mr. Martin Grass, chairman and chief executive officer of Rite Aid; Mr. Frank Bergonzi, executive vice president and chief financial officer of Rite Aid; and Mr. Jean Pierre Millon, president and chief executive officer of PCS Health Systems.

                  Time permitting, we will be taking questions. You may place yourself in the queue simply by pressing the digit one followed by the four on your touch-tone telephone. If your question has already been answered, you may remove yourself from the queue by pressing the one followed by the three on your telephone. Now I would like to turn the call over to Mr. Grass. Please go ahead, sir.

 Martin Grass:    Thank you. Before I start, Frank Bergonzi will read the
                  SEC language before the conference call.

 Frank Bergonzi:  Thank you, Martin. Certain statements contained in this presentation which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address activities or events that the company expects will or may occur in the future. The company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward- looking statements, whether written or oral made by or on behalf of the company.

                  Such factors include, but are not limited to, competitive pricing pressures, third-party prescription reimbursement levels, continued consolidation of the drug store industry, consumer preferences, regulatory changes governing pharmacy practices, general economic conditions, inflation, merchandise supply constraints, interest rate movements, access to capital, available real estate, construction start-up of drug stores and distribution center facilities and the effects of technology difficulties, including successful completion of year 2000 conversion activities.

                  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

                  With that out of the way, I would like to turn the call back to Martin Grass, chairman and CEO of Rite-Aid, to announce today's events.

M. Grass:         Thank you. Good morning. With me, obviously you just
                  heard Frank Bergonzi, our executive vice president and chief financial officer, and on the phone from Scottsdale, Arizona, J.P. Millon, the president and chief executive officer of PCS Health Systems.

                  It's with great pleasure that I announce to you today that Rite Aid reached last evening a definitive agreement to acquire the equity of PCS Health Systems, a subsidiary of Eli Lilly and Company. Rite Aid will pay Lilly $1.5 billion in cash. The transaction will be accounted for as a purchase and it is anticipated to be accretive to Rite Aid's earnings in the first full year of operation. We expect first full year synergies of $80 to $100 million and I expect this transaction to close in the first quarter of 1999.

                  This combination advances Rite Aid's status as one of the best-positioned, lowest-cost pharmacy providers in the United States with PCS, one of the leading pharmacy benefit managers in the country. This combination will enable us to compete more vigorously and to be a leader in providing innovative solutions to employers, health plans and their members.

                  Let me review the terms. The purchase, which is anticipated to close in the first quarter of 1999, is expected to be financed with a sufficient amount of common equity and equity-linked securities to allow Rite Aid to maintain its credit rating and strategic and financial flexibility. A bank commitment through J.P. Morgan for $1.5 billion is in place to provide backup, interim financing with respect to the timing of the equity sale.

                  As I mentioned, the transaction will be accounted for as a purchase and is anticipated to be accretive to Rite-Aid's earnings in the first full year of operation of somewhere between 1 to 3 cents per share, increasing in the second year to somewhere between 5 to 8 cents per share. The transaction is conditioned on, among other things, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act.

                  Rite Aid and PCS are certainly not strangers to each other. I'm proud to say that Rite Aid is the lowest cost provider of any pharmacy chain in the PCS network, consistently delivering superior value to PCS's customers and plan members in terms of high generic utilization rate and other forms of therapeutic cost savings.

                  In fact, Rite Aid is one of the best performing retail chains in terms of managing pharmaceutical costs for employers, health plans and their members and our proven technology and record of superior pharmacy execution have been particularly attractive to health plans, employers and their members and has enabled Rite Aid to provide them with high quality pharmacy care and to control their health care costs better than any other retail pharmacy provider.

                  Through Eagle Managed Care, which has about 450 clients and about 4 million covered lives, we have a good feel for the PBM business and the opportunities it represents and we also realize that to be a successful player in the pharmacy benefits market we need the expertise, the capabilities and the national coverage and presence that PCS provides. We intend to merge Eagle into PCS once this transaction is completed.

                  PCS's statistics are equally impressive and we intend to build on that success. PCS manages approximately 300 million prescriptions each year, serves more than 1200 health plan sponsors, assists over 50 million plan members with their pharmaceutical needs and accounts for more than $10 billion in annual drug expenditures.

                  This combination, a natural fit, has several advantages to both companies. For Rite Aid, PCS will offer us new, innovative health management programs for patients and health plans. PCS has helped payers and patients find the best possible choices in pharmaceutical utilization management. In fact, we hope Rite Aid's experience and the synergies that the two organizations can establish will help improve the performance of all pharmacies in PCS's network.

                  For PCS, the combination will put them in closer contact with the members of health plans to better meet their needs while accelerating pharmacy-based patient care programs and improving the well-being of health plan members.

                  Simply put, in an era when such drug utilization issues as non-compliance with prescribed drug therapy is expected to cost society at least $75 billion annually in avoidable health care expenditures and when patients with chronic disease states can truly benefit from enhanced pharmaceutical care, both Rite Aid and PCS have demonstrated the ability to simultaneously enhance the quality of pharmacy care and reduce health care costs. The combined company will be one of the leading entities in the United States in ensuring appropriate drug utilization and drug safety.

                  In the rapidly changing health care market place, employers and their health plans, covering more than 190 million members, will continue to turn to pharmacy benefit management companies to manage their pharmaceutical needs. Every major drug chain in America is already in this business, although none of us have critical mass to be a major player.

                  Rite Aid and PCS's combined expertise and best practices will help to further enhance the quality of care for health plan members and better control health care costs for employers and their health plans.

                  Finally, we are pleased that PCS's president and chief executive officer, J.P. Millon, along with his successful management team, will remain at PCS and will continue to lead the subsidiary. Rite Aid will operate PCS as an independent entity and will keep PCS's other operations open and operational.

                  PCS will continue to be headquartered in Scottsdale, Arizona, and will retain its well-known, valuable brand name. In addition, we will operate the PCS mail-order facility in Texas along with the clinical group in Minneapolis.

                  We're very excited about this combination. We look forward to discussing this with you over the next few days and the next few weeks. At this time, we'd be pleased to take any questions. I'll now turn it over to the operator.